UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 26, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Beazer Homes USA, Inc. (the “Company”) amended its four-year revolving credit facility (the “Credit Facility”) to provide that any adverse judgment entered in the Company’s Senior Notes Litigation would not result in an event of default thereunder if, to the extent such judgment has the effect of determining that there has been a default with respect to one or more tranches of Senior Notes based on the Company’s failure to make a filing with the SEC or deliver a copy of an SEC filing to the applicable trustees or denying a motion for preliminary injunction with respect to such a default, such defaults shall have been waived by the requisite holders of such applicable tranches of Senior Notes in accordance with the applicable Senior Indentures.

In addition, the definition of Secured Borrowing Base was amended to provide that, in the event of any adverse judgment entered in the Company’s Senior Notes Litigation, certain of the collateral advance rates will be lowered during the period commencing on the date on which any such adverse judgment shall have been entered in the Senior Notes Litigation until the delivery of restated financials.

A copy of the amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The disclosure contained in Item 3.03 below is also incorporated herein by reference.

Item 3.03	Material Modifications to Rights of Security Holders.

On October 26, 2007, Beazer Homes USA, Inc. successfully completed its previously announced solicitation of consents from the holders of its $1.525 billion of outstanding Senior Notes and Senior Convertible Notes (the “Notes”) to approve proposed amendments and a proposed waiver pursuant to the indentures under which the Notes were issued (the “Indentures”).

Beazer received consents from holders of more than a majority of the aggregate principal amount of each series of the Notes.  Beazer and the trustee have executed Supplemental Indentures amending the Indentures to effect the Proposed Amendments.  The Supplemental Indentures amend the definition of Permitted Liens to restrict the ability of the Company to secure additional debt in excess of $700,000,000 until the Company has four consecutive fiscal quarters with a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0, after which time the limit will revert to the previous level of 40% of Consolidated Tangible Assets, and amend the definition of Permitted Investments to enable the Company to invest up to $50,000,000 in joint ventures or unrestricted subsidiaries.  In accordance with the Indentures, the amendments are binding on all holders, including non-consenting holders.

The consents also provided Beazer with a waiver of any and all defaults under the Indentures that may have occurred or may occur on or prior to May 15, 2008 due to Beazer’s failure to file or deliver reports or other information it would be required to file with the Securities and Exchange Commission.

The Consent Solicitation provided that for each $1,000 principal amount of Notes, the Consent Fee is the product of $12.50 multiplied by a fraction, the numerator of which is the aggregate principal amount of the relevant series of Notes outstanding on the Consent Date, and the denominator of which is the aggregate principal amount of the relevant series of Notes as to which the Company has received and accepted consents prior to the Consent Date, subject to a cap equal to the maximum Consent Fee that would not cause a “significant modification” of the Notes for U.S. federal income tax purposes, as determined in the good faith discretion of Beazer.  Therefore, consenting Holders as of the record date, October 5, 2007, will receive the Consent Fee for Notes they held as of that date as specified below.

Title of Security	CUSIP Numbers	Aggregate Principal Amount Consenting	Consent Fee per $1,000
8 5/8% Senior Notes due May 2011	07556QAE5	$165,464,000	$12.69

8 3/8% Senior Notes due April 2012	07556QAG0	$246,961,000	$15.06

6 1/2% Senior Notes due November 2013	07556QAJ4	$196,368,000	$12.73

6 7/8% Senior Notes due July 2015	07556QAN5	$347,941,000	$12.57

8 1/8% Senior Notes due June 2016	07556QAQ8	$274,170,000	$12.54

4 5/8% Convertible Senior Notes Due 2024	07556QAL9	$178,085,000	$12.63
	07556QAK1

A copy of the supplemental indentures reflecting the amendments and waivers described above are attached hereto as Exhibits 10.2, 10.3 and 10.4 and are incorporated herein by reference.

The Company issued a press release on Monday, October 29, 2007 announcing the completion of the consent solicitation, which is attached hereto as Exhibit 99.1 and incorporated herein by reference,

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1
Second Amendment, dated October 26, 2007, under the Credit Agreement, dated as of July 25, 2007, among Beazer Homes USA, Inc., the lenders parties thereto, and Wachovia Bank, National Association, as Agent.

10.2
Seventh Supplemental Indenture, dated October 26, 2007, amending and supplementing the Indenture, dated May 21, 2001, among Beazer Homes USA, Inc., US Bank National Association, as trustee, and the subsidiary guarantors party thereto.

10.3
Ninth Supplemental Indenture, dated October 26, 2007, amending and supplementing the Indenture, dated April 17, 2002, among Beazer Homes USA, Inc., US Bank National Association, as trustee, and the subsidiary guarantors party thereto.

10.4
Third Supplemental Indenture, dated October 26, 2007, amending and supplementing the Indenture, dated June 8, 2004, among Beazer Homes USA, Inc., SunTrust Bank, as trustee, and the subsidiary guarantors party thereto.

99.1	Press Release issued October 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: October 30, 2007	By:	/s/Allan P. Merrill
Allan P. Merrill
Executive Vice President and
Chief Financial Officer